EXHIBIT (10)(j)

SEPARATION AGREEMENT AND GENERAL RELEASE

     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Release”) is entered into by and among FIRST FEDERAL CAPITAL CORP, its successor and assigns (“Capital Corp”), FIRST FEDERAL CAPITAL BANK (f/k/a First Federal Capital Bank), its successor and assigns (“Capital Bank”) and JACK C. RUSCH (“Mr. Rusch”) as of this 29th day of October, 2004.

RECITALS

     The parties acknowledge the following:

          A. Capital Corp and Mr. Rusch are parties to an Employment Agreement dated July 1, 2001 attached hereto as Schedule 1 and Capital Bank and Mr. Rusch are parties to an Employment Agreement dated July 1, 2001 attached hereto as Schedule 2 (collectively, the “Employment Agreements”).

          B. Capital Corp and Associated Banc-Corp (“Associated”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) as of April 27, 2004, which Merger Agreement contemplates the merger of the Capital Corp into Associated (the “Merger”).

          C. Associated desires that Capital Corp, Capital Bank and Mr. Rusch affect a final resolution and settlement of all matters and issues relating directly or indirectly to the Employment Agreements and Mr. Rusch’s employment with Capital Corp and Capital Bank and his separation from that employment prior to the effective time of said Merger.

AGREEMENTS

     In consideration of the Recitals and mutual agreements which follow, the parties agree as follows:

     1. Effective Time. This Release shall become effective only upon consummation of the Merger and upon such consummation shall have the same effective time (“Effective Time”) as said Merger.

     2. Termination of Employment Agreements. As of the Effective Time, the Employment Agreements and all of the respective rights and obligations of Capital Corp, Capital Bank, and Mr. Rusch thereunder shall cease and terminate.

Mr. Rusch acknowledges and agrees that he is not entitled to any further compensation or payment pursuant to the terms of the Employment Agreements.

     3. Acknowledgment of Full Compensation. Mr. Rusch acknowledges and agrees that he received from Capital Corp. and Capital Bank all wages, fringe benefits (including without limitation by enumeration vacation pay, insurance benefits, retirement and pension benefits, stock options, severance pay, bonus payments, and expense reimbursement) and all other compensation owed by Capital Corp. and Capital Bank to Mr. Rusch through and including the date of this Release. Mr. Rusch further confirms that he is not entitled to any further compensation arising out of his employment.

     4. Consideration. Conditioned upon Mr. Rusch’s signing of this Release and his return of the Release to Capital Corp. and/or Capital Bank, expiration of the seven-day revocation period without revocation, and Mr. Rusch’s properly executing and returning the attached acknowledgment form to Capital Corp. and/or Capital Bank (Schedule 3) indicating his decision not to revoke this Release, Mr. Rusch shall receive the following lump sum cash payments and benefits:

(A)	a lump sum cash payment of $449,074.81, less ordinary tax withholding and all required deductions;

(B)	a lump sum cash payment of $339,000 for “Rule of 90” benefit, less ordinary tax withholding and all required deductions;

(C)	a cash payment for retirement and other fringe benefits of $1,042,000, reduced by the fair market value of any split-dollar life insurance transferred to the Executive and less ordinary tax withholding and all required deductions;

(D)	a lump sum cash payment calculated based on the Exchange Ratio as defined in Section 1.10 of the Merger Agreement, representing the value of the cancellation of Executive’s stock options in Capital Corp which were granted on April 20, 2004 (which options become fully vested upon consummation of the Merger), less ordinary tax withholding and all required deductions;

(E)	a lump sum cash payment representing the value of or the cancellation of Executive’s restricted stock in Capital Corp which was awarded on April 20, 2004, less ordinary tax withholding and all required deductions; and

(F)	Executive, Executive’s Spouse and Executive’s Dependents shall be eligible to participate in Associated’s group health and dental plans for Executive’s lifetime, subject to the terms, provisions and limitations of such plans, to the extent such terms, provisions and limitations applicable to current employees of Associated. Associated shall pay the entire premium associated with such coverage for Executive and Executive’s Spouse and Dependents under the plans for the Executive’s and Spouse’s lifetime.

All cash payment shall be made within 10 days of the date hereof. These payments shall not be deemed “compensation” for purposes of any of either Capital Corp or Capital Bank’s qualified retirement plans or other benefit programs, and payment of this severance pay does not entitle Executive to any retirement plan contributions by Capital Corp and Capital Bank for Executive’s benefit or account.

     5. Confidentiality and Non-Disclosure. Mr. Rusch agrees that this Release, and its terms and provisions, are strictly confidential and shall not be divulged or disclosed in any way to any person other than his spouse, legal counsel, or tax advisor, except as required by law. Should Mr. Rusch choose to divulge the terms and conditions of this Release to his spouse, legal counsel, or tax advisor, he shall insure that they will be similarly bound to keep the same confidential. A breach of this paragraph by Mr. Rusch’s spouse, legal counsel, or tax advisor shall be considered a breach of this paragraph by Mr. Rusch.

     6. Non-Admission of Liability. Neither this Release nor any action taken by Capital Corp. or Capital Bank pursuant to it shall in any way be construed as an admission by Capital Corp. or Capital Bank of any liability, wrongdoing, or violation of law, regulation, contract or policy regarding any of Capital Corp. or Capital Bank’s decisions and actions regarding the employment or separation from employment of Mr. Rusch or termination of the Employment Agreements.

     7. Release. Excepted as specifically provided in paragraphs 16 and 18 of the Release, for valuable consideration from Capital Corp. and Capital Bank as stated above, Mr. Rusch, for himself and his heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature that he may have against Capital Corp. or Capital Bank, their affiliates, subsidiaries, predecessors, successors and assigns and their present, former or later insurers, agents, representatives, officers, administrators, directors, principals and employees (collectively “Releasees”), which arise out of or are in any manner based upon or related to the employment relationship between Mr. Rusch, Capital Corp. or Capital Bank, and his separation from Capital Corp. and Capital Bank, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Release; provided, however, that this Release will not prevent any party from asserting a claim against the other party in the event the other party breaches this Release.

           Excepted as specifically provided in paragraphs 16 and 18 of the Release, without limitation, Mr. Rusch specifically releases, waives and forever discharges the above-listed entities and persons from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the Wisconsin Fair Employment Act; Wisconsin wage and hour laws; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.); the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; state or federal parental, family and medical leave acts; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, breach of contract (express or implied) and/or any other tort or common law cause of action. This waiver and release does not affect those rights or claims that arise after the execution of this Release.

     8. No Pending Matters. Mr. Rusch warrants and represents that he has not filed any pending complaint, charge, claim or grievance concerning his compensation, separation from employment or terms and conditions of employment against Capital Corp. or Capital Bank with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on behalf of Mr. Rusch relating to the claims released in Section 5, he will request that agency, commission, or court to dismiss such proceeding.

     9. Binding Agreement. This Release shall be binding upon Mr. Rusch and upon his heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.

     10. Severability. It is understood and agreed that the provisions of this Release shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

     11. Complete and Exclusive Agreement. The parties understand and agree that this Release is final and binding and constitutes the complete and exclusive statement of the terms and conditions of separation, that no representations or commitments were made by the parties to induce this Release other than as expressly set forth herein. This Release may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

     12. Consideration Period. Mr. Rusch represents that he has had the opportunity and time to consult with legal counsel concerning the provisions of this Release and that he has been given up to twenty-one (21) days to consider this Release.

     13. Further Assurances. The parties hereto shall take such additional actions and execute and deliver such additional documents as may be reasonably necessary or desirable to consummate the transactions contemplated by this Release.

     14. Governing Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     15. Acknowledgment. The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Release and its contents, and that they have signed this Release as their free and voluntary act.

     16. Reimbursement Payment. If the payments or value of all or any part of the Total Payments becomes subject to any tax imposed pursuant to Section 4999 of the Internal Revenue Code (the “Excise Tax”), Executive shall be entitled to an additional amount (the “Reimbursement Payment”) such that the net amount retained by Executive after deduction of (i) any Excise Tax; (ii) any federal, state, or local income tax, interest charges or penalties arising in respect to imposition of such Excise Tax; (iii) any federal, state or local income tax or Excise Tax imposed upon the payment provided for in this Section 16, necessary to place Mr. Rusch in the same after-tax financial position he would have been in if he had not incurred any liability for the Excise Tax.

For this purpose, “Total Payments” means together any payments or the value of any benefits provided to Mr. Rusch by Capital Bank, Capital Corp and their successors and assigns under this Release or any other agreement, including but not limited to any amount or value attributable to the vesting of stock options and restricted stock and to which said Excise Tax applies by reason of Section 280G of the Internal Revenue Code.

For purposes of determining the amount of Reimbursement Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Reimbursement Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Reimbursement Payment is made, net of the maximum reduction of federal income taxes that could be obtained from deduction of such state and local taxes.

The Reimbursement Payment shall be made on the earlier of (i) 30 days following the determination of the Reimbursement Payment, or (ii) the date the Executive is required to pay or deposit any sum with respect to the Excise Tax. In the event the Reimbursement Payment exceeds the amount actually required (“Overpayment”) or that an additional amount should have been paid (“Underpayment”), the amount of the Overpayment or Underpayment shall be treated as a loan from one party to the other, as the case may be, and shall be promptly repaid by the other at such time as finally determined, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

     17. Cooperation. The Executive shall make all reasonable efforts to cooperate with Capital Corp., Capital Bank and all successors and assigns in preventing and defending against the application of any tax imposed pursuant to Section 4999 of the Internal Revenue Code. Such efforts shall include, but not be limited to, the following:

(A)	In reporting and paying Executive’s federal, state and local income tax on the payments or value of any benefits provided under this Agreement, Executive shall be obligated to report to any applicable taxing authority in accordance with the directions of Associated, which directions shall be consistent with applicable law and these Agreements.

(B)	The Executive shall not agree or consent to any tax assessment by any taxing authority that is inconsistent with a reporting position directed under Section 17(A) above, without the written approval of Associated.

(C)	The Executive shall allow Associated, at its option (and at Associated’s expense), to control and defend against any tax audit that purports to subject any payment described in this Agreement to tax under Section 4999 of the Internal Revenue Code.

     If the Executive fails to abide by any of the agreements contained in Section 17(A), (B) or (C) above, or if the Executive has misrepresented or fails to abide by his agreement in Section 3 above, and as a result, any payment becomes subject to tax under Section 4999 of the Internal Revenue Code, the Executive shall have no right to receive any Reimbursement Payment under Section 16 above.

     18. Non-Applicability to Certain Benefits. Notwithstanding anything in this Release to the contrary, this Release shall not apply to:

a.	Benefit Plans. Any claims for benefits: (i) pursuant to any retirement benefit plan maintained by Capital Corp or Capital Bank and that is intended to be a tax-qualified plan under Section 401 of the Internal Revenue Code (including the lump-sum payment features); (ii) pursuant to the terms of any medical plan of the Capital Bank with respect to claims; (iii) pursuant to the supplemental executive retirement plan maintained by the Capital Bank; and (iv) for vacation which has accrued as of the Effective Time.

b.	Options. Including the Options described in Section 4(D), Executive currently holds options with respect to a total of 180,580 shares. Such options shall be cashed-out unless converted into options with respect to Associated Common Stock in accordance with Section 1.10 of the Merger Agreement. The following schedule identifies the grant date of each option, the exercise price, the number of shares, the current expiration date to which the option is subject, and the type of option (ISO or NSO).

		Number of
Date of Grant	Option Price	Shares	Expiration Date	Type of Option
April 20, 2004	$20.11	14,916	April 20,2014	ISO
January 27, 1998	$14.75	10,872	January 27, 2008	NSO
August 1, 2000	$11.00	41,820	August 1, 2010	NSO
April 20, 2004	$20.11	52,584	April 20, 2014	NSO
April 24, 2001	$14.06	60,388	April 24, 2011	NSO

     All options shall continue to be subject to the terms of Capital Corp Stock Option Plan under which they were respectively issued, as amended, except as otherwise agreed to and provided in the

Merger Agreement and the Conversion Agreement contemplated thereby.

c.	2002 Restricted Stock. Executive currently holds 7,500 shares of restricted stock granted on April 8, 2003, on account of work performed during the 2002 calendar year or earlier (all of which shares shall become fully vested upon consummation of the Merger). The following schedule identifies the grant date of each share, the number of shares, and the vesting status (or date) of each share.

	Number of	Vesting Status (or Future
Date of Grant	Shares	Vesting Date)
April 8, 2003	7,500	January 1, 2005

     IN WITNESS WHEREOF, the parties herein executed this Separation Agreement and General Release as of the date appearing next to their signatures.

FIRST FEDERAL CAPITAL CORP
Date: 10/29/04	BY	/s/ Bradford R. Price
Its Exec Vice Pres & Sec

FIRST FEDERAL CAPITAL BANK
Date: 10/29/04	BY	/s/ Bradford R. Price
Its Exec Vice Pres & Sec

CAUTION: THIS IS A RELEASE. CAPITAL CORP. AND CAPITAL BANK HEREBY ADVISES MR. RUSCH TO CONSULT
WITH AN ATTORNEY AND READ IT BEFORE SIGNING. THIS RELEASE MAY BE REVOKED IN WRITING BY MR. RUSCH WITHIN SEVEN (7) DAYS OF HIS EXECUTION OF THE DOCUMENT.

Dated: 10/29/04	/s/ Jack C. Rusch
Jack C. Rusch

SCHEDULE 1

[Employment Agreement between Capital Corp and Executive]

SCHEDULE 2

[Employment Agreement between Capital Bank and Executive]

SCHEDULE 3

SEVEN DAY RIGHT TO REVOCATION
ACKNOWLEDGMENT FORM

     I, Jack C. Rusch, hereby acknowledge that First Federal Capital Corp. and First Federal Capital Bank each has tendered a Separation Agreement and General Release offer which I voluntarily agreed to accept on _______, 2004, a date at least seven days prior to today’s date.

     I certify that seven calendar days have elapsed since my voluntary acceptance of the above-referenced offer (i.e., seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement and General Release.

     Signed this                     day of                     , 2004 at                     ,                     .

Jack C. Rusch